Exhibit 10.3

2014 DIRECTOR STOCK PLAN

1.
Purposes.  The purposes of the 2014 Director Stock Plan (the “Director Plan”) are to (a) attract and retain highly qualified individuals to serve as directors of John Wiley & Sons, Inc. (the “Company”) and (b) to increase the Non-Employee Directors’ (as defined below) stock ownership in the Company.

2.
Effective Date. Provided that it is approved by the shareholders, the Director Plan shall be effective as of September 18, 2014. Following such approval, no further grants shall be made pursuant to the 2009 Director Stock Plan.

3.
Participation.  Only Non-Employee Directors shall be eligible to participate in the Director Plan.  A “Non-Employee Director” is a person who is serving as a director of the Company and who is not an employee of the Company or any subsidiary or affiliate of the Company.

4.
Shares Subject to the Plan.  Subject to adjustment as provided in Section 8 below, no more than an aggregate of 100,000 shares of Class A Common Stock (the “Common Stock”) shall be delivered to Non-Employee Directors or their beneficiaries under the Director Plan, which shall be treasury shares.  All shares awarded under the Director Plan will be charged against the total available for grant.

5.
Restricted Stock Grant.  Beginning with the Annual Meeting held in September 2014, and as soon as practicable after every subsequent Annual Meeting, each Non-Employee Director shall receive shares of the Company’s Common Stock, rounded upward or downward to the nearest whole share, equal in value to $100,000. If a Non-Employee Director becomes a director between Annual Meetings, the value of the shares shall be proportionately reduced to reflect the Non-Employee Director’s actual days of service during this period.  If a Non-Employee Director has elected to defer receipt of the shares under the Deferred Compensation Plan for Directors (or any successor plan), the grant will be in the form of deferred stock rather than shares of the Company’s Common Stock. The value of the Common Stock or deferred stock for purposes of this paragraph shall be determined as of the date of the just concluded Annual Meeting and shall be equal to the closing price for the Common Stock as reported by any primary exchange on which the Common Stock may be listed on such date or, if no shares of the Common Stock were traded on such date, on the next preceding date on which the Common Stock was traded.  The grant shares may not be sold or transferred during the time the Non-Employee Director remains a Director, but may be sold or transferred in the case of death or disability of the Non-Employee Director. Notwithstanding the first sentence of this Section 5, prior to the grant date at Annual Meetings following the 2014 Annual Meeting, the Governance Committee shall have the right to make adjustments to the amount of the grant share value, so long as the aggregate value of such shares granted with respect to any Annual Meeting does not exceed $300,000 (excluding for this purpose the value of any dividend equivalents credited on deferred stock and the value of any grants pursuant to an election to receive shares in lieu of cash as described in Section 6 below).

6.
Election to Receive Stock in Lieu of Eligible Cash Fees.  Subject to the terms and conditions of the Director Plan, each Non-Employee Director may elect to receive shares of Common Stock or deferred stock (rounded upward or downward to the nearest whole share) in lieu of all or a portion of the cash compensation otherwise payable for services to be rendered by such Non-Employee Director during each calendar year that begins after the date on which such election is made.   This election may be made in increments of 25%, 50%, 75% or 100% of such compensation, as determined in accordance with Section 7 below.    An election under this Section 6 to have cash compensation paid in shares of Stock shall be valid only if it is in writing, signed by the Non-Employee Director, and filed with the Corporate Secretary of the Company. The election must be irrevocable with respect to the calendar year to which it applies and must be made no later than the last day of the previous calendar year and, to the extent Sections 409A of the Internal Revenue Code applies, in accordance with the requirements thereof.    Common Stock to be received by a Non-Employee Director pursuant to his or her election shall be distributed to such Non-Employee Director on each cash payment date. For purposes of this paragraph, cash compensation shall mean the Non-Employee Director’s annual retainer fee and the additional retainer fee received by committee chairmen.

7.
Equivalent Amount of Stock.  The number of whole shares of Common Stock to be distributed or allocated (if deferred stock) to a Non-Employee Director in accordance with the Non-Employee Director’s election made under Section 6 above shall be equal to:

(a) the amount of the cash compensation which the Non-Employee Director has elected to forego in exchange for shares of Stock, divided by

(b) the closing price for the Common Stock as reported by any exchange on which the Common Stock may be listed on the date of the regularly scheduled quarterly meeting of the Board of Directors or, if no shares of Common Stock were traded on such date, on the next preceding date on which the Common Stock was traded.

8.
Change in Capital Stock.  The total number of shares of Common Stock that may be issued under the Director Plan shall be appropriately adjusted for any change in the outstanding shares of Common Stock through recapitalization, stock split, stock dividend, extraordinary cash dividend or other change in the corporate structure, or through merger or consolidation in which the Company is the surviving corporation.  The Board in its discretion will determine such adjustments and the manner of application.

9.	Nonassignability. No rights under the Director Plan shall be assignable or transferable by a Non-Employee Director other than by will or the laws of descent and distribution

10.
Legal Requirements.  The issuance of shares pursuant to the Director Plan and the subsequent transfer of such shares shall be conditioned upon compliance with the listing requirements of any securities exchange upon which the Stock may be listed, the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of applicable state laws relating to authorization, issuance or sale of securities.  The Board may take such measures as it deems desirable to secure compliance with the foregoing.

11.	Administration. The Board shall administer and interpret the Director Plan in its sole discretion.

12.
Construction; Amendment; Termination.  The Director Plan shall be construed in accordance with the laws of the State of New York, and may be amended by action of the Board and approval of the shareholders (to the extent such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the shares of Common Stock are principally quoted or traded), or terminated at any time by action of the Board.

Approved by the Board of Directors—June 18, 2014